Exhibit 4.1

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE UNITED STATES OR ANY AGENCY OR FUND OF THE UNITED STATES, INCLUDING THE FEDERAL DEPOSIT INSURANCE CORPORATION. THIS OBLIGATION IS SUBORDINATED TO THE CLAIMS OF DEPOSITORS AND THE CLAIMS OF GENERAL AND SECURED CREDITORS OF THE COMPANY, IS INELIGIBLE AS COLLATERAL FOR A LOAN BY THE COMPANY OR ANY OF ITS SUBSIDIARIES AND IS UNSECURED.

THIS SUBORDINATED NOTE WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $50,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF. ANY ATTEMPTED TRANSFER OF SUCH NOTES IN A DENOMINATION OF LESS THAN $50,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. ANY SUCH PURPORTED TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF SUCH SECURITIES FOR ANY PURPOSE, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF PAYMENTS ON SUCH SECURITIES, AND SUCH PURPORTED TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN SUCH SECURITIES.

THIS SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS. NEITHER THIS SUBORDINATED NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SUBORDINATED NOTE ONLY (A) TO THE COMPANY, (B) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) TO A “NON U.S. PERSON” IN AN “OFFSHORE TRANSACTION” PURSUANT TO REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a) (1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THIS SUBORDINATED NOTE FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN “ACCREDITED INVESTOR,” FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION

REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO IT IN ACCORDANCE WITH THE SUBORDINATED NOTE PURCHASE AGREEMENT, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY. THE HOLDER OF THIS SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF AGREES THAT IT WILL COMPLY WITH THE FOREGOING RESTRICTIONS.

THE HOLDER OF THIS SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF AGREES, REPRESENTS AND WARRANTS THAT IT WILL NOT ENGAGE IN HEDGING TRANSACTIONS INVOLVING THIS SECURITY UNLESS SUCH TRANSACTIONS ARE IN COMPLIANCE WITH THE SECURITIES ACT OR AN APPLICABLE EXEMPTION THEREFROM.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER OF THIS SUBORDINATED NOTE WILL DELIVER TO THE COMPANY THE TRANSFER CERTIFICATE ATTACHED HERETO AND PROVIDE SUCH OTHER INFORMATION AS MAY BE REASONABLY REQUIRED BY THE COMPANY TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

CERTAIN ERISA CONSIDERATIONS:

THE HOLDER OF THIS SUBORDINATED NOTE, OR ANY INTEREST HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF AGREES, REPRESENTS AND WARRANTS THAT IT IS NOT AN EMPLOYEE BENEFIT PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) (EACH A “PLAN”), OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY, AND NO PERSON INVESTING “PLAN ASSETS” OF ANY PLAN MAY ACQUIRE OR HOLD THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN, UNLESS SUCH PURCHASER OR HOLDER IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION OR ITS PURCHASE AND HOLDING OF THIS SUBORDINATED NOTE, OR ANY INTEREST HEREIN, ARE NOT PROHIBITED BY SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE WITH RESPECT TO SUCH PURCHASE AND HOLDING. ANY PURCHASER OR HOLDER OF THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS PURCHASE AND HOLDING THEREOF THAT EITHER: (i) IT IS NOT AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN TO WHICH TITLE I OF ERISA OR SECTION 4975 OF THE CODE IS APPLICABLE, A TRUSTEE OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH EMPLOYEE

BENEFIT PLAN OR PLAN, OR ANY OTHER PERSON OR ENTITY USING THE “PLAN ASSETS” OF ANY SUCH EMPLOYEE BENEFIT PLAN OR PLAN TO FINANCE SUCH PURCHASE OR (ii) SUCH PURCHASE OR HOLDING WILL NOT RESULT IN A PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE FOR WHICH FULL EXEMPTIVE RELIEF IS NOT AVAILABLE UNDER APPLICABLE STATUTORY OR ADMINISTRATIVE EXEMPTION.

ANY FIDUCIARY OF ANY PLAN WHO IS CONSIDERING THE ACQUISITION OF THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN SHOULD CONSULT WITH HIS OR HER LEGAL COUNSEL PRIOR TO ACQUIRING THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

5.875% Fixed to Floating Rate Subordinated Note

DUE JANUARY 31, 2027

Certificate No.: [•]	CUSIP: [•]

U.S. $[•]	Dated: January 20, 2017

FOR VALUE RECEIVED, the undersigned, Southern National Bancorp of Virginia, Inc., a Virginia corporation (the “Company”), promises to pay to the order of [•], or its registered assigns (collectively, the “Holder”), the principal amount of $[•], in the lawful currency of the United States of America, or such lesser or greater amount as shall then remain outstanding under this Subordinated Note, at the times and in the manner provided herein, but no later than January 31, 2027 (the “Maturity Date”), or such other date upon which this Fixed to Floating Rate Subordinated Note Due January 31, 2027 shall become due and payable, whether by reason of extension, acceleration or otherwise, and to pay interest on such principal amount at the initial rate of 5.875% per annum (computed on the basis of a 360-day year of twelve 30-day months) from January 20, 2017 until but excluding January 31, 2022, on January 31st, April 30th, July 30th, and October 31st of each year (each, a “Fixed Interest Payment Date”), provided that the first Fixed Interest Payment Date shall be April 30, 2017. Thereafter, the Company will pay interest on the principal amount of this Subordinated Note at a variable rate equal to three month LIBOR (as defined below) plus 395 basis points (computed on the basis of a 360-day year and the actual number of days elapsed in each month) payable each January 31st, April 30th, July 30th, and October 31st (each a “Floating Interest Payment Date,” collectively with the Fixed Interest Payment Dates, the “Interest Payment Dates”). The Holder entitled to the interest payment on each such Interest Payment Date is the holder of record on the fifteenth calendar day of the month in which the relevant Interest Payment Date occurs and at maturity. If any payment of interest or principal is not paid in full when the same becomes due and payable, then interest will be compounded quarterly.

Reference is hereby made to the further provisions of this Subordinated Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

By:
	Name:	William H. Lagos
	Title:	Senior Vice President and Chief Financial Officer

ATTEST:

Signature Page to 5.875% Fixed to Floating Rate

Subordinated Note Due January 31, 2027

[REVERSE SIDE OF NOTE]

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

5.875% Fixed to Floating Rate Subordinated NoteS due January 31, 2027

The Company promises to pay interest on the principal amount of this Fixed to Floating Subordinated Note due January 31, 2027 (the “Subordinated Note”), commencing on January 31, 2017 until january 31, 2027 (the “Maturity Date”), or such earlier date as this Subordinated Note is paid in full, at the rate of simple interest set forth herein. The unpaid principal balance of this Subordinated Note plus all accrued but unpaid interest thereon shall be due and payable on the Maturity Date or such earlier date on which such amount shall become due and payable. This Subordinated Note is one of the Subordinated Notes referred to in that certain Subordinated Note Purchase Agreement, dated January 20, 2017, among the Company, the Holder and the other Purchasers named therein (the “Purchase Agreement”) and is entitled to the benefits thereof. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1.         Computation and Payment of Interest. This Subordinated Note will bear interest at the initial rate of 5.875% per annum (computed on the basis of a 360-day year of twelve 30-day months) from January 20, 2017 until but excluding January 31, 2022, payable in arrears on January 31st, April 30th, July 30th, and October 31st of each year (each, a “Fixed Interest Payment Date”), provided that the first Fixed Interest Payment Date shall be April 30, 2017. Thereafter, the Company will pay interest on the principal amount of this Subordinated Note at a variable rate equal to three month LIBOR (as defined below) plus 395 basis points (computed on the basis of a 360-day year and the actual number of days elapsed in each month) payable in arrears on January 31st, April 30th, July 30th, and October 31st, (each a “Floating Interest Payment Date,” collectively with the Fixed Interest Payment Dates, the “Interest Payment Dates”). The Holder entitled to the interest payment on each such Interest Payment Date is the holder of record on the fifteenth calendar day of the month in which the relevant Interest Payment Date occurs and at maturity. Interest shall be computed on the basis of 30-day months and a year of 360 days up to, but excluding January 31, 2022, and the amount of interest payable from and including January 31, 2022 will be computed on the basis of a 360-day year and the number of days actually elapsed. The initial Fixed Interest Payment Date shall be April 30, 2017. If any payment of interest or principal is not paid in full when the same becomes due and payable, then interest will be compounded quarterly. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent rounded upward. “LIBOR” means the 3-month USD LIBOR, which will be the offered rate for 3-month deposits in U.S. dollars, as that rate appears on the Bloomberg Page BBAM1 (or any successor page thereto) as of 11:00 a.m., London time, as observed two London banking days prior to the first day of the applicable floating rate interest period and, if not displayed as of such time with respect to any applicable floating rate interest period, then LIBOR will be LIBOR in effect for the floating rate interest period preceding the floating interest period for which LIBOR is to be determined, or, with respect to the first floating rate interest period, the most recent possible prior date (provided, that in the event that LIBOR is less than zero on any such measurement date, then LIBOR will be deemed to be equal to zero as of such measurement date). A London banking day is a day on which commercial banks and foreign currency markets settle payments and are open for general business in London.

2.         Non-Business Days. Whenever any payment to be made by the Company hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day without change in any computation of interest with respect to such payment (or any succeeding payment). “Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the Commonwealth of Virginia are permitted or required by any applicable law or executive order to close.

3.         Transfer. Except as otherwise provided herein or in the Purchase Agreement, this Subordinated Note is transferable in whole or in part, and may be exchanged for a like aggregate principal amount of Subordinated Notes of other authorized denominations, by the Holder in person, or by his attorney duly authorized in writing, at the Payment Office (as defined below). The Company or its agent (the “Registrar”) shall maintain a register of each holder of the Subordinated Notes. The Company shall be entitled to treat each Person in its register as the beneficial owner of this Subordinated Note. The Subordinated Notes will initially be issued in certificated form, but may be issued in global and book-entry form as provided in Section 4 below. This Subordinated Note may be transferred in whole or in part at the principal offices of the Company or Registrar, accompanied by due endorsement or written instrument of transfer in the form attached hereto together with the purchaser acknowledgment. Upon such surrender and presentment, the Company or the Registrar shall issue one or more Subordinated Notes, in authorized denominations, with an aggregate principal amount equal to the aggregate principal amount of this Subordinated Note and registered in such name or names requested by the holder of record (and, in the absence of an opinion of counsel reasonably satisfactory to the Company to the contrary, bearing the restrictive legend(s) set forth hereinabove), and shall update its register accordingly. Such transferee shall be solely responsible for delivering to the Company or the Registrar a mailing address or other information necessary for the Company or the Registrar to deliver notices and payments to such transferee. The Company may also request evidence of compliance with any restrictive legends appearing on this Subordinated Note in connection with any such proposed transfer. The Company will not be required to register the transfer of or exchange this Subordinated Note within fifteen (15) calendar days of the Maturity Date or with respect to any portion of this Subordinated Note called for redemption. No service charge will be made for any registration of transfer or exchange of this Subordinated Note, or any redemption or repayment of this Subordinated Note, or any conversion or exchange of this Subordinated Note for other types of securities or property, but the Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges that may be imposed in connection with the transfer or exchange of this Subordinated Note from the Holder requesting such transfer or exchange.

4.         Global Subordinated Notes.

(a)         Immediately after the issuance of this Subordinated Note, the Company shall take all commercially reasonable action to cause the Subordinated Notes owned

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by each Holder that is a “qualified institutional buyer” as defined under Rule 144A under the Securities Act of 1933, as amended, to be issued in the form of one or more global Subordinated Notes (each a “Global Subordinated Note”) registered in the name of The Depository Trust Company or another organization registered as a clearing agency under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and designated as Depositary by the Company or any successor thereto (the “Depositary”) or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor.

(b)         Notwithstanding any other provision herein, no Global Subordinated Note may be exchanged in whole or in part for Subordinated Notes registered, and no transfer of a Global Subordinated Note in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Subordinated Note or a nominee thereof unless (i) such Depositary advises the Company in writing that such Depositary is no longer willing or able to properly discharge its responsibilities as Depositary with respect to such Global Subordinated Note, and no qualified successor is appointed by the Company within ninety (90) days of receipt by the Company of such notice, (ii) such Depositary ceases to be a clearing agency registered under the Exchange Act and no successor is appointed by the Company within ninety (90) days after obtaining knowledge of such event, or (iii) an Event of Default shall have occurred and be continuing. Upon the occurrence of any event specified in clauses (i), (ii) or (iii) above, the Company or its agent shall notify the Depositary and instruct the Depositary to notify all owners of beneficial interests in such Global Subordinated Note of the occurrence of such event and of the availability of Subordinated Notes to such owners of beneficial interests requesting the same.

(c)         If any Global Subordinated Note is to be exchanged for other Subordinated Notes or canceled in part, or if another Subordinated Note is to be exchanged in whole or in part for a beneficial interest in any Global Subordinated Note, then either (i) such Global Subordinated Note shall be so surrendered for exchange or cancellation as provided in this Section 4 or (ii) the principal amount thereof shall be reduced or increased by an amount equal to the portion thereof to be so exchanged or canceled, or equal to the principal amount of such other Subordinated Note to be so exchanged for a beneficial interest therein, as the case may be, by means of an appropriate adjustment made on the records of the Company or Registrar, whereupon the Company or the Registrar, in accordance with the applicable rules and procedures of the Depositary (“Applicable Depositary Procedures”), shall instruct the Depositary or its authorized representative to make a corresponding adjustment to its records. Upon any such surrender or adjustment of a Global Subordinated Note by the Depositary, accompanied by registration instructions, the Company shall execute and deliver any Subordinated Notes issuable in exchange for such Global Subordinated Note (or any portion thereof) in accordance with the instructions of the Depositary.

(d)         Every Subordinated Note executed and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Subordinated Note or any portion thereof shall be executed and delivered in the form of, and shall be, a Global Subordinated Note, unless such Subordinated Note is registered in the name of a Person other than the Depositary for such Global Subordinated Note or a nominee thereof.

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(e)         The Depositary or its nominee, as the registered owner of a Global Subordinated Note, shall be the Holder of such Global Subordinated Note for all purposes under this Subordinated Note, and owners of beneficial interests in a Global Subordinated Note shall hold such interests pursuant to Applicable Depositary Procedures. Accordingly, any such owner’s beneficial interest in a Global Subordinated Note shall be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Depositary participants. The Registrar shall be entitled to deal with the Depositary for all purposes relating to a Global Subordinated Note (including the payment of principal and interest thereon and the giving of instructions or directions by owners of beneficial interests therein and the giving of notices) as the sole holder of the Subordinated Note and shall have no obligations to the owners of beneficial interests therein. The Registrar shall have no liability in respect of any transfers affected by the Depositary.

(f)         The rights of owners of beneficial interests in a Global Subordinated Note shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such owners and the Depositary and/or its participants.

(g)         No holder of any beneficial interest in any Global Subordinated Note held on its behalf by a Depositary shall have any rights with respect to such Global Subordinated Note, and such Depositary may be treated by the Company and any agent of the Company as the owner of such Global Subordinated Note for all purposes whatsoever. Neither the Company nor any agent of the Company will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Subordinated Note or maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Notwithstanding the foregoing, nothing herein shall prevent the Company or any agent of the Company from giving effect to any written certification, proxy or other authorization furnished by a Depositary or impair, as between a Depositary and such holders of beneficial interests, the operation of customary practices governing the exercise of the rights of the Depositary (or its nominee) as Holder of any Subordinated Note.

5.         Affirmative Covenants of the Company. During the time that any portion of the principal balance of this Subordinated Note is unpaid and outstanding, the Company shall take or cause to be taken the actions set forth below.

(a)         Payment of Principal and Interest. The Company covenants and agrees for the benefit of the Holder that it will duly and punctually pay the principal of, and interest on, this Subordinated Note, in accordance with the terms hereof. Principal and interest will be considered paid on the date due if the Company or a subsidiary thereof holds as of 12:00 P.M., Eastern time, on any Interest Payment Date, an amount in immediately available funds provided by the Company that is designated for and sufficient to pay all principal and interest then due.

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(b)         Corporate Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect: (i) the corporate existence of the Company; (ii) the existence (corporate or other) of each subsidiary; and (iii) the rights (charter and statutory), licenses and franchises of the Company and each of its subsidiaries; provided, however, that the Company will not be required to preserve the existence (corporate or other) of any of its subsidiaries or any such right, license or franchise of the Company or any of its subsidiaries if the Board of Directors of the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and its subsidiaries taken as a whole and that the loss thereof will not be disadvantageous in any material respect to the Holders.

(c)         Maintenance of Properties. The Company will, and will cause each subsidiary to, cause all its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section will prevent the Company or any subsidiary from discontinuing the operation and maintenance of any of their respective properties if such discontinuance is, in the judgment of the Board of Directors of the Company or of any subsidiary, as the case may be desirable in the conduct of its business.

(d)         Compliance with Laws. The Company and each of its subsidiaries shall comply with the requirements of all laws, regulations, orders, and decrees applicable to it or its properties, except for such noncompliance that would not reasonably be expected to result in a material adverse effect (i) in the condition (financial or otherwise), or in the earnings of the Company and its subsidiaries considered as one enterprise, without or not arising in the ordinary course of business or (ii) on the ability of the Company to perform its obligations under this Subordinated Note.

(e)         Taxes and Assessments. The Company and each of its subsidiaries shall punctually pay and discharge all taxes when due, assessments, and other governmental charges or levies imposed upon it or upon its income or upon any of its properties; provided, that no such taxes, assessments or other governmental charges need be paid if they are being contested in good faith by the Company.

(f)         Compliance Certificate. Not later than ninety (90) days following the end of each fiscal year of the Company, the Company shall provide the Holder with: (i) a certificate (the “Compliance Certificate”), executed by the principal executive officer and principal financial officer of the Company in their capacities as such, stating whether (A) the Company has complied with all notice provisions and covenants contained in this Subordinated Note; (B) an Event of Default has occurred; (C) an event of default has occurred under any other indebtedness of the Company; or (D) an event or events have occurred that in the

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reasonable judgment of the management of the Company would have a material adverse effect on the ability of the Company to perform its obligations under this Subordinated Note.

6.         Subordination.

(a)       The indebtedness of the Company evidenced by this Subordinated Note, including the principal and interest, shall be subordinate and junior in right of payment to its obligations to the holders of all Senior Indebtedness (as defined below) and such subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness.. In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Company, whether voluntary or involuntary, holders of all Senior Indebtedness shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on this Subordinated Note. In the event of any such proceedings, after payment in full of all sums owing on such prior obligations, the Holder, together with holders of any obligations of the Company ranking on a parity with this Subordinated Note, shall be entitled to be paid from the remaining assets of the Company the unpaid principal thereof and any interest thereon before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Company ranking junior to this Subordinated Note. Nothing herein shall impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Subordinated Note according to its terms. “Senior Indebtedness” means the principal of, and premium, if any, and interest, if any, on each of the following, whether now outstanding, or created, assumed or incurred in the future: (i) the Company’s obligations for money borrowed; (ii) indebtedness of the Company evidenced by bonds, debentures, notes or similar instruments; (iii) similar obligations of the Company arising from off-balance sheet guarantees and direct credit substitutes; (iv) reimbursement obligations of the Company with respect to letters of credit, bankers’ acceptances or similar facilities; (v) obligations of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (vi) capital lease obligations of the Company; (vii) obligations of the Company associated with derivative products including but not limited to securities contracts, foreign currency exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts and similar financial instruments; (viii) a deferred obligation of, or any such obligation, directly or indirectly guaranteed by, the Company which obligation is incurred in connection with the acquisition of any business, properties or assets not evidenced by a note or similar instrument given in connection therewith; (ix) debt of others described in the preceding clauses that Company has guaranteed or for which the Company is otherwise liable; and (x) the Company’s obligations to general creditors; provided, that Senior Indebtedness excludes (A) any of the foregoing if, in the instrument creating or evidencing that indebtedness, obligation or liability, or pursuant to which the same is outstanding, it is expressly provided that the indebtedness, obligation or liability is not senior in right of payment to, is junior in right of payment to or ranks equally in right of payment with, other specific types of indebtedness, obligations or liabilities of the Company

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that include this Subordinated Note or other indebtedness, obligations or liabilities that rank equally with or junior to this Subordinated Note, (B) any indebtedness, obligation or liability that is subordinated to indebtedness, obligation or liabilities of the Company to substantially the same extent as or to a greater extent than the Notes are subordinated, and (C) the Subordinated Notes and, unless expressly provided in the terms thereof, any indebtedness of the Company to its subsidiaries.

(b)       The Holder, if a depository institution, waives any applicable right of offset by it as a lender.

7.         Events of Default and Remedies

(a)       Notwithstanding any cure periods described below, the Company shall immediately notify Holder in writing when the Company obtains knowledge of the occurrence of any default specified below. Regardless of whether the Company has given the required notice, the occurrence of one or more of the following will constitute an “Event of Default” under this Subordinated Note:

(i)         the Company fails to pay any principal of or installment of interest on this Subordinated Note when due after a 15-day grace period;

(ii)        the Company fails to keep or perform any of its agreements, undertakings, obligations, covenants or conditions under the Purchase Agreement or this Subordinated Note not expressly referred to in another clause of this Section 7 and such failure continues for a period of thirty (30) days after the Company has received notice thereof;

(iii)        any certification made pursuant to the Purchase Agreement by the Company or otherwise made in writing in connection with or as contemplated by the Purchase Agreement or this Subordinated Note by the Company shall be materially incorrect or false as of the delivery date of such certification, or any representation to Holder by the Company as to the financial condition or credit standing of the Company is or proves to be false or misleading;

(iv)        the dissolution of the Company;

(v)        any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Holder or the Company from performing any of their obligations under the Purchase Agreement or this Subordinated Note, and such order or decree is not vacated, and the proceedings out of which such order or decree arose are not dismissed, within sixty (60) days after the granting of such decree or order;

(vi)       the Company (a) becomes insolvent or is unable to pay its debts as they mature, (b) makes an assignment for the benefit of creditors, (c) admits in writing its inability to pay its debts as they mature, or (d) ceases to be a bank holding company or financial holding company under the Bank Holding Company Act of 1956, as amended;

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(vii)       if, pursuant to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, insolvency, dissolution or liquidation law or statute of the federal government or any state government that, by its express terms, is applicable to the Company, (a) any proceedings involving the Company are commenced by or against the Company, or (b) a trustee of all or any substantial part of the assets of the Company is applied for or appointed, and the Company by any action or failure to act indicates its approval of, consent to or acquiescence in any of the foregoing, or an order shall be entered approving the petition in such proceedings, or approving the application for or appointment of such trustee, and within sixty (60) days after the entry of such order or such appointment, such order or appointment is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect; or

(viii)      the Company applies for, consents to or acquiesces in the appointment of a receiver or conservator for itself, or in the absence of such application, consent or acquiescence, a receiver or conservator is appointed for the Company.

(b)       Remedies of Holders. Upon the occurrence of any Event of Default, Holder shall have the right, if such Event of Default shall then be continuing, in addition to all the remedies conferred upon Holder by the terms of the Purchase Agreement or this Subordinated Note, to do any or all of the following, concurrently or successively, without notice to the Company:

(i)         solely pursuant to Section 7(a)(iv), 7(a)(vii) or 7(a)(viii), declare this Subordinated Note to be, and it shall thereupon become, immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in this Subordinated Note to the contrary;

(ii)        exercise all of its rights and remedies at law or in equity, excluding the right, if any, to declare this Subordinated Note to be immediately due and payable (such right to acceleration being governed solely by Section 7(b)(i); or

(iii)        if the Bank ceases or elects to cease to be subject to the supervision and regulations of the Federal Reserve or similar regulatory authority overseeing bank, thrift, savings and loan or financial holding companies or similar institutions requiring specifications for the treatment of capital similar in nature to the capital adequacy guidelines under the Federal Reserve’s rules and regulations, then Holder may declare this Subordinated Note to be, and it shall thereupon become, immediately due and payable upon the occurrence of any Event of Default set forth in Section 7.

(c)       Distribution Limitations Upon Event of Default. Following the occurrence of any Event of Default and until such Event of Default is cured by the Company, the Company shall not (i) declare, pay or make any dividends or distributions on or in respect of, and will not authorize or call, redeem, repurchase or retire, any Company capital stock (other than dividends payable solely in shares of Company capital stock) or (ii) make any payment of principal or interest or premium, if any, on or repay, repurchase or redeem any debt of the Company that ranks equal with or junior to the Subordinated Notes. The limitations

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imposed by the provisions of this Section 7(c) shall apply whether or not the Holder has notified the Company of an Event of Default.

(d)         Failure to Make Payments. In the event of failure by the Company to make any required payment of principal or interest on this Subordinated Note (and, in the case of payment of interest, such failure to timely pay shall have continued for 30 calendar days), the Company will, upon demand of the Holder, pay to the Holder the amount then due and payable on this Subordinated Note for principal and interest (without acceleration of the Subordinated Note in any manner), with interest on the overdue principal and interest at the rate borne by this Subordinated Note, to the extent permitted by applicable law. If the Company fails to pay such amount upon such demand, the holder of this Subordinated Note may, among other things, institute a judicial proceeding for the collection of the sums so due and unpaid and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of such Holder, its agents and counsel, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company and collect the amounts adjudged or decreed to be payable in the manner provided by law out of the property of the Company.

(e)         Other Remedies. Nothing in this Section 7 is intended to restrict Holder’s rights under this Subordinated Note, other related documents, or at law or in equity, and Holder may exercise such rights and remedies as and when they are available.

8.         Successors to the Company.

(a)       Conditions Applicable to Successors. The Company shall not merge with or into, nor sell all or substantially all of its assets to, any Person unless:

(i)         except in a case in which the Company is the surviving entity in a merger, such Person (the “Successor”) executes, and delivers to the Holder, a copy of an instrument pursuant to which such Person assumes the due and punctual payment of the principal of and interest on this Subordinated Note and the performance and observance of all the obligations of the Company under this Subordinated Note, and

(ii)         immediately after giving effect to the transaction, no Event of Default and no event which after notice or lapse of time or both would become an Event of Default shall have occurred.

(b)       Successor as Company. Upon compliance with this Section 8, the Successor shall succeed to and be substituted for the Company under this Subordinated Note with the same effect as if the Successor had been named as the Company herein, and the Company shall be released from the obligation to pay the principal of and interest accrued on the Note.

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9.         Amendments and Waivers.

(a)        Amendment of Notes. Except as otherwise provided in Section 8 hereof, and subject to any necessary regulatory approval, the Subordinated Notes may, with the consent of the Company and the Holders of more than fifty percent (50%) of the aggregate outstanding principal amount of the Subordinated Notes then outstanding, be amended or any provision, past or existing default, or non-compliance thereof waived (or modify any previously granted waiver); provided, however, that, without the consent of each Holder of an affected Subordinated Note, no such amendment or waiver may:

(i)	reduce the principal amount of the Subordinated Note;

(ii)	reduce the rate of or change the time for payment of interest on any Subordinated Note;

(iii)	extend the maturity of any Subordinated Note;

(iv)	make any change in Sections 6 through 9 hereof;

(v)	make any change in Section 11 hereof that adversely affects the rights of any holder of a Subordinated Note; or

(vi)	disproportionately affect any of the Holders of the then outstanding Subordinated Notes.

(b)         Effectiveness of Amendments. An amendment or waiver becomes effective in accordance with its terms and thereafter binds every holder of the Subordinated Notes, unless otherwise provided by Section 9(a) above. After an amendment or waiver becomes effective, the Company shall mail to the Holder a copy of such amendment or waiver. The Company may require the Holder to surrender this Subordinated Note so that an appropriate notation concerning the amendment or waiver may be placed thereon or a new Subordinated Note, reflecting the amendment or waiver, exchanged therefor. Even if such a notation is not made or such a new Subordinated Note is not issued, such amendment or waiver and any consent given thereto by a Holder of this Subordinated Note shall be binding according to its terms on any subsequent Holder of this Subordinated Note.

(c)         Amendments Without Consent of Holders. Notwithstanding Section 9(a) hereof but subject to the proviso contained in subsections (i) through (vi) therein, the Company may amend or supplement this Subordinated Note without the consent of the holders of the Subordinated Notes to (i) cure any ambiguity, defect or inconsistency therein, (ii) provide for uncertificated Subordinated Notes in addition to or in place of certificated Subordinated Notes or (iii) make any other change, in each case, that does not adversely affect the rights of any holder of any Subordinated Note.

10.       Order of Payments; Pari Passu. Any payments made hereunder shall be applied first against costs and expenses of the Holder hereunder; then against interest due hereunder;

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and then against principal due hereunder. Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Subordinated Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Subordinated Notes. In the event Holder receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Subordinated Notes, then Holder shall hold in trust all such excess payments for the benefit of the holders of the other Subordinated Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

11.       Optional Redemption.

(a)       Redemption Prior to Fifth Anniversary. This Subordinated Note shall not be redeemable by the Company prior to the fifth anniversary of the effective date of this Subordinated Note, except that in the event (i) this Subordinated Note no longer qualifies as “Tier 2” capital (as defined by the Board of Governors of the Federal Reserve) as a result of any amendment or change in interpretation or application of law or regulation by any judicial, legislative or regulatory authority that becomes effective after the date of issuance of this Subordinated Note, (ii) of a Tax Event (as defined below) or (iii) of an Investment Company Act Event (as defined below), as amended, the Company may redeem this Subordinated Note, in whole or in part, at any time upon giving not less than 10 days’ notice to the Holder of this Subordinated Note at an amount equal to 100% of the principal amount outstanding plus accrued but unpaid interest to but excluding the redemption date. “Tax Event” means the receipt by the Company of an opinion of counsel to the Company that as a result of any amendment to, or change (including any final and adopted (or enacted) prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, there exists a material risk that interest payable by the Company on the Subordinated Notes is not, or within 120 days after the receipt of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes. “Investment Company Act Event” means the receipt by the Company of an opinion of counsel to the Company to the effect that there is a material risk that the Company is, or within 120 days of the date of such opinion will be, considered an “investment company” that is required to register under the Investment Company Act of 1940, as amended.

(b)       Redemption on or after Fifth Anniversary. On or after the fifth anniversary of the date hereof, subject to Section 9(c) hereof, this Subordinated Note shall be redeemable by the Company, in whole at any time, or in part from time to time, at a redemption price equal to 100% of the outstanding principal amount to be redeemed, plus accrued but unpaid interest thereon to but excluding the redemption date.

(c)       Notice of Redemption. Notice of redemption of this Subordinated Note shall be given by first class mail, postage prepaid, addressed to the Holder at its last address appearing on the books of the Company. Such mailing shall be at least thirty (30) days and not more than sixty (60) days before the redemption date. Any notice mailed as provided in this Subordinated Note shall be conclusively presumed to have been duly given, whether or not the

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Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to the Holder shall not affect the validity of the proceedings for the redemption of any other holders of the Subordinated Notes. Each notice of redemption given to the Holder shall state: (i) the redemption date; (ii) the principal amount of this Subordinated Note to be redeemed; (iii) the redemption price; and (iv) the place or places where this Subordinated Note is to be surrendered for payment of the redemption price.

(d)       Partial Redemption. If less than the then outstanding principal amount of this Subordinated Note is redeemed, (i) a new note shall be issued representing the unredeemed portion without charge to the Holder thereof and (ii) such redemption shall be effected on a pro rata basis as to the Holders of the Subordinated Notes. For purposes of clarity, upon a partial redemption, a like percentage of the principal amount of every Subordinated Note held by every Holder shall be redeemed; provided, that the Company may round the portion to be redeemed of this Subordinated Note up or down so that the unredeemed amount remains an authorized denomination hereunder, without any impact on the pro rata amount to be redeemed from other Holders.

(e)       Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date all funds necessary for the redemption have been deposited by the Company, in trust for the pro rata benefit of the Holders of the Subordinated Notes called for redemption, so as to be and continue to be available solely therefor, then, notwithstanding that any Subordinated Notes so called for redemption have not been surrendered for cancellation, on and after the redemption date interest shall cease to accrue on all Subordinated Notes so called for redemption, all Subordinated Notes so called for redemption shall no longer be deemed outstanding and all rights with respect to such Subordinated Notes shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption held in trust, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Company, after which time the Holders of the Subordinated Notes so called for redemption shall look only to the Company for payment of the redemption price of such Subordinated Notes.

(f)       Regulatory Approvals. Any redemption pursuant to this Section 11 shall be subject to receipt of any and all required federal and state regulatory approvals, including, but not limited to, the prior approval of the Federal Reserve. In the case of any redemption of this Subordinated Note pursuant to paragraphs (a) and (b) of this Section 11, the Company will give the holder hereof notice of redemption, which notice shall indicate the aggregate principal amount of Subordinated Notes to be redeemed, not less than 30 nor more than 45 calendar days prior to the redemption date.

12.       Notices. All notices to the Company under this Subordinated Note shall be in writing and addressed to the Company at Southern National Bancorp of Virginia, Inc., 6830 Old Dominion Drive, McLean, Virginia 22101, Attention: William H. Lagos, Senior Vice President & Chief Financial Officer, or to such other address as the Company may notify to the Holder (the “Payment Office”). All notices to the Holders shall be in writing and sent by first-

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class mail to each Holder at his or its address as set forth in the Purchase Agreement. All notices shall be delivered in accordance with, and effective as provided in, the Purchase Agreement.

13.      Conflicts; Governing Law; Venue. In the case of any conflict between the provisions of this Subordinated Note and the Purchase Agreement, the provisions of this Subordinated Note shall control. This Subordinated Note shall be construed in accordance with, and be governed by the laws of, the Commonwealth of Virginia without giving effect to any conflicts of law provisions of such laws. The jurisdiction and venue with respect to any disputes related to this Subordinated Note shall be as set forth in the Purchase Agreement. This Subordinated Note is intended to meet the criteria for qualification of the outstanding principal as Tier 2 Capital under the regulatory guidelines of the Federal Reserve, and the terms hereof will be interpreted in a manner to satisfy such intent.

14.       Successors and Assigns. This Subordinated Note shall be binding upon the Company and inure to the benefit of the Holder and its respective successors and permitted assigns. The Holder may assign all, or any part of, or any interest in, the Holder’s rights and benefits hereunder only to the extent and in the manner permitted in the Purchase Agreement. To the extent of any such assignment, such assignee shall have the same rights and benefits against the Company and shall agree to be bound by and to comply with the terms and conditions of the Purchase Agreement as it would have had if it were the Holder hereunder.

15.         Waivers. Neither any failure nor any delay on the part of the Holder in exercising any right, power or privilege under this Subordinated Note shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

16.         No Sinking Fund; Convertibility. This Note is not entitled to the benefit of any sinking fund. This Note is not convertible into or exchangeable for any of the equity securities, other securities or assets of the Company or any subsidiary.

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ASSIGNMENT FORM

To assign this all or a portion of this Subordinated Note, fill in the form below:

The undersigned hereby assigns and transfers $_________________ in principal of this Subordinated Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint Southern National Bancorp of Virginia, Inc., as transfer agent, to transfer $_________________ in principal of this Subordinated Note on the books of Southern National Bancorp, Inc. (the “Issuer”). The agent may substitute another to act for him.

Date: _____ ___, 20__	Your Signature:	______________

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Subordinated Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The signatory hereto hereby certifies that it ☐ is / ☐ is not an Affiliate of the Issuer and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Issuer (as that term is defined in Rule 144(a)(1)-(2)).

In connection with any transfer or exchange of any of the Note(s) evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last

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date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Issuer; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐	transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an “accredited investor” (as defined in Rule 501(a)(4) under the Securities Act), that has furnished a signed letter containing certain representations and agreements; or

(7)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Issuer will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuer may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Issuer may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature

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ACKNOWLEDGMENT OF PURCHASER

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF NOTE IS BEING TRANSFERRED PURSUANT TO AND IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”);.

The undersigned represents and warrants that it is purchasing this Subordinated Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

The representations and warranties contained in this Assignment Form are accurate and complete to the best of my knowledge on the date hereof. The undersigned hereby agrees and undertakes to notify immediately the Issuer, the transfer agent and the transferor of this Subordinated Note of any development of which the undersigned becomes aware that renders the representation and warranties contained herein inaccurate or incomplete.

The undersigned is familiar with Rule 144A and agrees that, in connection with the sale of the Notes, the Issuer, its transfer agent, the transferor, and each of their respective agents and representatives and counsel (collectively, the “Authorized Parties”) are relying on the statements made herein. Each of the Authorized Parties may rely on such statements as if this Assignment Form were addressed to it.

Signature

Date:

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